                                                                  Exhibit 10.50


Amended and Restated
As of March 6, 2001


Granite Broadcasting Corporation
767 Third Avenue, 34th Floor
New York, NY 10017
("GRANITE")

The Parties set forth on
    Schedule I hereto
   (collectively, the "PARTIES")

            RE:   KNTV(TV) (San Francisco-Oakland-San Jose, California DMA)

Ladies and Gentlemen:

      Reference is made to that certain Affiliation Agreement, dated as of May 31, 2000, among the NBC Television Network ("NBC"), Granite and the parties thereto (collectively with the documents entered into or contemplated to be entered into in connection therewith, "EXISTING AFFILIATION AGREEMENT") with respect to television stations KSEE, KBJR-TV, WEEK-TV and KNTV(TV). In consideration of the agreement by NBC, on the terms and subject to the conditions set forth herein, to amend the schedule of Affiliation Payments (defined below) set forth in the Existing Affiliation Agreement, and for other good and valuable consideration as set forth more particularly below, the parties hereto agree to amend and restate the Existing Affiliation Agreement as set forth herein. Accordingly, the following shall comprise the agreement among us for the affiliation of the television broadcasting station set forth above (each of the Parties and their respective station being referred to herein together as a "STATION" or "KNTV(TV)") with NBC and shall supersede and replace all prior agreements between Station and NBC (which agreements, including without limitation the Existing Affiliation Agreement, are hereby terminated and of no further force or effect as to KNTV(TV)) except (x) for the most recent amendments to such prior agreements with respect to network non-duplication protection under Federal Communications Commission ("FCC") Rules Section 76.92 (the "NON-DUPLICATION AMENDMENTS") and (y) that any indemnities provided for in such prior agreements, as well as any liabilities outstanding thereunder as of the date of this Agreement, shall survive.

      1. TERM. This Agreement shall be effective as of the date hereof; PROVIDED, HOWEVER, that such effectiveness shall in all events be subject to the condition precedent set forth in Section 4(a) below; and PROVIDED FURTHER, that notwithstanding the foregoing, Sections 2, 3, 5, 6, 7, 8, 9, 10, 11, 12, 15, 16, 17, 18, and 19(b) and (c) shall be of no force or effect with respect to KNTV(TV) until, and, subject to the terms and conditions set forth herein, KNTV(TV)'s affiliation with NBC shall commence at, 3:00 A.M., New York City time on January 1, 2002 (the "KNTV(TV) EFFECTIVE DATE"). Unless sooner terminated as provided hereunder, this Agreement shall remain in effect until 2:59 A.M., New York City time on January 1, 2012.

      2. PROGRAMMING.

      (a) NBC commits to supply programming throughout the term of this Agreement for free over-the-air television broadcasting by the Station during the hours set forth below (the "PROGRAMMED TIME PERIODS"). Station agrees that, subject only to Section 3 below, Station shall clear and broadcast all programming supplied to Station hereunder for broadcast ("NBC PROGRAMMING"; and any one program of NBC Programming, an "NBC PROGRAM") in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC.

    Monday through Saturday: 8:00-11:00 P.M.
    Sunday:                  7:00-11:00 P.M.

    Monday through Thursday: 11:35 P.M.-2:05 A.M.
    Friday:                  11:35 P.M.-2:35 A.M.
    Saturday:                11:30 P.M.-1:00 A.M.

    Monday through Friday:   4:30-5:00 A.M., 7:00-10:00 A.M., and 5:30-6:00 P.M.
    Saturday:                7:00-9:00 A.M. and 5:30-6:00 P.M.
    Sunday:                  8:00-9:00 A.M., 10:30-11:30 A.M. and 5:30-6:00 P.M.

    Monday through Friday:   1:00-3:00 P.M.
    Saturday:                10:00A.M.-1:00 P.M.

    Monday through Friday:   2:05-4:00 A.M.

      (b) Notwithstanding Section 2(a), with NBC's prior written consent, Station may clear and broadcast NBC Programming at times other than the times scheduled by NBC, and Station and NBC agree to negotiate in good faith any proposed scheduling changes. Any agreed scheduling change shall count as 1/2 unit toward Station's Prime Time Preemption Amount (as defined in Section 3(d)); e.g., if the rescheduled NBC Program runs for one hour, Station's Prime Time Preemption Amount would be reduced by 1/2 hour; and if the rescheduled NBC Program runs for 1/2 hour, Station's Prime Time Preemption Amount would be reduced by 1/4 hour, etc.) if Station can demonstrate to NBC's reasonable satisfaction that the scheduling change will not result in a decrease of more than 1/2 the percentage of Households Using Televisions ("HUTs") in the Designated Market Area (as defined by Nielsen, "DMA") which the NBC Program would have delivered if broadcast at the originally scheduled time. If Station is not able to so demonstrate, the agreed scheduling change will count as one unit toward Station's Prime Time Preemption Amount (e.g., if the rescheduled NBC Program runs for one hour, Station's Prime Time Preemption Amount would be reduced by one hour, etc.).

      (c) NBC shall advise Station of NBC's programming for the Programmed Time Periods at least sixty (60) days prior to the commencement of any Broadcast Year by posting on the internet site currently referred to as "Affiliate Partnership Tool" ("APT") or by any other means of written notice as NBC may deem advisable. NBC shall advise Station of any changes in programming or scheduling by posting on APT or by such other means of written notice as NBC may deem advisable.

      (d) In addition to programming supplied above, NBC shall offer Station a variety of sports programming and special events programming ("NBC SPORTS PROGRAMMING") for television broadcast at times other than Programmed Time Periods. For a period of seventy-two (72) hours following NBC's offer, Station shall have the right of first refusal with respect to such programming as against any other television station located in Station's community of license or any television program transmission service furnishing a television signal to Station's community of license. Station shall confirm its clearance of such programming to NBC within the 72-hour period via APT or such other means as NBC may designate. Station's confirmation of clearance shall constitute Station's agreement to broadcast such programming in accordance with the terms of such offer and this Agreement.

      (e) The selection, scheduling, substitution and withdrawal of any NBC Program or other portion of NBC Programming shall at all times remain within the sole discretion and control of NBC. Station acknowledges that local and network programming needs may change during the Term, and that NBC may (i) subtract from or otherwise modify the Programmed Time Periods from time to time on at least 180 days' prior written notice to Station, and (ii) add to the Programmed Time Periods only after NBC has announced the proposed addition to a majority (based on DMA percentage designations in effect at the time) (the "AFFILIATE MAJORITY") of NBC affiliated television stations ("NBC AFFILIATES") and, after such announcement, NBC has determined to implement such addition with respect to the Affiliate Majority. Nothing herein shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs (i.e., programs which do not include local availabilities) or (ii) canceling one or more NBC Programs; provided, that NBC shall exercise all reasonable efforts to give Station at least three (3) weeks prior notice thereof.

      (f) For purposes of this Agreement, a "BROADCAST YEAR" shall mean a twelve
(12) month period during the Term which commences on any September 1 and ends on August 31 of the immediately following year.

      3. PREEMPTIONS.

      (a) Station acknowledges that NBC will make a substantial investment in network programming during the term of this Agreement in order to provide Station with network-quality news, public affairs, entertainment, sports, children's and other programming. In view of such investment, and after considering the amount of broadcast time available to Station outside of the Programmed Time Periods, Station further acknowledges and confirms that it does not presently foresee any need to substitute programming of any kind for NBC Programming, except under those circumstances requiring live coverage of local news events, including follow-up coverage which airs within 48 hours of the original newsworthy event ("NEWS EVENTS").

      (b) Except as set forth in the immediately following sentence, in the event Station preempts or otherwise fails to broadcast any NBC Programming (including, without limitation, NBC Sports Programming) on the dates and at the times such Programming is scheduled by NBC, then without limiting any other rights or remedies of NBC under this Agreement or otherwise, Station shall pay to NBC an amount equivalent to NBC's loss of gross advertising revenues attributable to Station's failure to broadcast such program in Station's market, calculated in accordance with Exhibit B hereto. Station shall have no obligation to reimburse

NBC for lost advertising revenues if (x) such failure to broadcast NBC Programming is a direct result of (i) Station's live coverage of News Events (excluding the addition of scheduled local news programs as a part of Station's continuing program schedule), (ii) an event of force majeure as provided in
Section 11 hereof; (iii) a scheduling change to which NBC has granted its prior written consent pursuant to Section 2(a) hereof; or (iv) Station's right to preempt NBC Programming pursuant to Sections 3(d) and 3(e) below; or (y) if Station reasonably believes that such programming is unsatisfactory, unsuitable, or otherwise contrary to the public interest.

      (c) Station's determination under clause (y) of subsection (b) above shall be based upon a substantial difference between the relevant program's style and content and the style and content of other NBC Programs previously broadcast by Station. In addition, Station shall not preempt or otherwise fail to broadcast any NBC Programming under clause (y) of subsection (b) above as a result of commercial motivation; that is, programming shall not be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on performance, ratings, or the availability of alternative programming which Station believes to be more profitable or more attractive.

      (d) Station covenants, represents and warrants to NBC that in any Broadcast Year during the term of this Agreement, Station shall preempt no more than five (5) hours in the aggregate (the "PRIME TIME PREEMPTION AMOUNT") of NBC Programs during the Programmed Time Periods for any reason other than for News Events. Station hereby confirms that its rights and obligations under this
Section 3(d) are consistent with the provisions of Section 3(a) above.

      (e) Station agrees to accept and clear on the dates and at the times scheduled by NBC all NBC Sports Programming offered by NBC outside the Programmed Time Periods except Station shall have no obligation to accept and clear NBC Sports Programming to the extent such programming directly conflicts with Station's coverage of local sports events and special events of particular local interest (collectively, "SPECIAL PROGRAMS"). Station agrees that its coverage of Special Programs outside the Programmed Time Periods in any Broadcast Year shall not exceed more than five (5) hours in the aggregate (the "SPORTS PREEMPTION AMOUNT").

      (f) In the event Station preempts or otherwise fails to broadcast any NBC Programming or notifies NBC of its intention to do so, NBC may elect to offer Station an alternative time period for broadcast of the omitted NBC Program (including the commercial announcements contained therein, and any replacements thereof). If Station fails to agree to such alternative broadcast, then in addition to all other remedies available to it, NBC shall have the right to license the broadcast rights to the omitted NBC Program to any other distribution outlet for distribution in Station's DMA.

      (g) In the event Station fails to pay to NBC any amounts required to be paid by it pursuant to this Section 3, and such failure remains uncured after 30 days' written notice from NBC, then in addition to all other remedies available to it, NBC shall have the option, exercisable in its sole discretion upon 30 days' notice to the breaching Station to (i) terminate that Station's right to broadcast any one or more series or other NBC Programs, and to the extent and for the periods that NBC so elects, license the broadcast rights to such series or other NBC Program(s) to any other distribution outlet for distribution in that Station's DMA or (ii) terminate this Agreement.

      (h) Notwithstanding the foregoing provisions of this Section 3, in the event that Station preempts or fails to clear or broadcast on the dates and at the times scheduled by NBC (in the absence of an agreement regarding a schedule change pursuant to Section 2(b)) the same prime time NBC Program for four consecutive scheduled broadcasts of the NBC Program, for any reason other than for the News Events, then (x) the preemptions shall constitute Station's permanent non-clearance of the NBC Program for the duration of the Broadcast Year, (y) each preemption or failure to clear the NBC Program shall count toward Station's Prime Time Preemption Amount and (z) NBC shall be entitled to the payments contemplated by Section 3(b) above for each scheduled broadcast of the NBC Program for the duration of the Broadcast Year.

      4. PAYMENTS.

      (a) AFFILIATION PAYMENTS. In consideration of NBC entering into this Agreement, Granite shall pay NBC $372,980,000 (individually, an "AFFILIATION PAYMENT", and collectively, the "AFFILIATION PAYMENTS"), payable in advance in the amounts and on the dates set forth below, or the first business day thereafter, by electronic transfer or such other means as NBC shall determine:

            The earlier of (x) January 1, 2002
              and (y) the closing date of the Senior
              Secured Credit Agreement (defined below)            $30,500,000
            January 1, 2003 (the "2003 AFFILIATION PAYMENT")      $37,160,000
            January 1, 2004 (the "2004 AFFILIATION PAYMENT")      $37,160,000
            January 1, 2005 (the "2005 AFFILIATION PAYMENT")      $70,160,000
            January 1, 2006                                       $36,000,000
            January 1, 2007                                       $39,500,000
            January 1, 2008                                       $39,500,000
            January 1, 2009                                       $41,500,000
            January 1, 2010                                       $41,500,000


In the event that, as a result of the occurrence of the closing date of the Senior Secured Credit Agreement, the first Affiliation Payment is paid by Granite prior to January 1, 2002, such amount shall be discounted at an annual discount rate of 12.0% calculated pro rata based on the number of days paid in advance of January 1, 2002. In the event NBC terminates this Agreement pursuant to Section 20 or 21 hereof prior to January 1, 2002, the provisions of Section 20 or 21, as applicable, shall apply to determine the amount of any repayment then owed to Granite. Except as set forth in the schedule above, no Affiliation Payments for any other calendar years during the term may be paid by Granite prior to the date for payment set forth in such schedule.

      It shall be a condition precedent to the effectiveness of this Agreement that (x) the proposed senior secured loan facilities to Granite by Goldman Sachs Credit Partners L.P. ("GSCP") and other financial institutions or entities acceptable to GSCP in the amount of $205,000,000 on terms substantially similar in all material respects to those set forth in the indicative term sheet attached hereto as EXHIBIT C hereto (the "SENIOR SECURED CREDIT AGREEMENT") shall have been consummated on or prior to January 1, 2002, and (y) in connection with such consummation of the Senior Secured Credit Agreement, there shall have been executed and delivered (i) an Intercreditor Agreement in substantially the form of EXHIBIT D hereto by GSCP in its capacity as Collateral Agent (the "COLLATERAL AGENT"), Granite, National Broadcasting Company, Inc. ("PARENT") and the remaining parties contemplated therein (the "INTERCREDITOR AGREEMENT") and
(ii) any and all documentation necessary or advisable to give effect to the terms and conditions set forth in Section 4(e), including, without limitation, a security agreement, a deed of trust and UCC-1 financing statements, each in a form satisfactory to the parties thereto (such documentation together with the Intercreditor Agreement, collectively, the "SECURITY DOCUMENTS"), and legal opinions in form and substance satisfactory to Parent and its counsel in connection herewith. In the event that the foregoing conditions precedent are not satisfied, or satisfaction thereof is not waived by Parent, the Existing Affiliation Agreement shall remain in full force and effect between the parties thereto, and this Agreement shall be rendered null and void automatically and without further action by the Parties or NBC.

      (b) OTHER PAYMENTS TO NBC. In connection with Station's affiliation with NBC, Granite and Station agree that Station shall pay NBC (or an entity controlling, controlled by or under common control with NBC, as appropriate):

            (i) All amounts owed by Station pursuant to Station's NBC News Channel Participation Agreement;

            (ii) All amounts owed by Station pursuant to Station's Distribution Contribution Agreement (as defined below);

            (iii) All amounts owed by Station pursuant to the Inventory Management Plan; and

            (iv) All amounts owed by Station pursuant to this Agreement, including without limitation pursuant to Section 3 hereof.

      (c) GRANITE EXPENDITURES. Granite shall expend not less than $4,500,000 (the "PROMOTION AMOUNT") from November 1, 2001 through and including May 31, 2002, as directed and approved in writing in advance by NBC, for promotion and other initiatives in respect of KNTV(TV). For the avoidance of doubt, NBC shall work with Granite to develop a plan of expenditures for the Promotion Amount; provided, however, that all expenditures of the Promotion Amount shall be mutually agreed by NBC and Granite. From time to time upon NBC's request, Granite shall provide NBC with appropriate documentation evidencing such expenditures. From January 2, 2002 through and including February 8, 2002, the Station shall broadcast a minimum number of on-air spots promoting NBC's coverage of the 2002 Winter Olympic Games, as follows: (i) from January 2, 2002 through and including January 20, 2002, a minimum of ten spots per day between the hours of 5:00 a.m. and 1:00 a.m., local time; and (ii) from January 21, 2002 through and including February 8, 2002, a minimum of fifteen spots per day between the hours of 5:00 a.m. and 1:00 a.m., local time. Granite shall consult with NBC prior to the selection and engagement by Granite or KNTV(TV) of any advertising or promotional agency or buying service with respect to the Station.

      (D) DEFAULT.

            (i) In the event that Granite or Station is in default of any obligation under Section 4(a) which default remains uncured 30 days after Granite's receipt of notice thereof from NBC (the "Initial GRACE Period"), NBC shall have the right, at its election, to either (A) terminate this Agreement in its entirety upon notice to Granite, and receive in lieu of any accrued due or past due and unpaid financial amounts at that time owed to NBC (or any entity controlling, controlled by or under common control with NBC) under Section 4(a) of this Agreement or otherwise, payment of Liquidated Damages (as set forth in Section 22(b) below), or (B) subject to any necessary regulatory approvals, acquire 100% of the capital stock, or all of the assets, of KNTV(TV) and KNTV License, Inc. (collectively, the "KNTV ASSETS") at Fair Market Value (as defined below), payable by (x) the assumption by NBC or a permitted assignee of NBC of the obligations of Granite under the applicable Liquidated Damages provisions of Section 22(b) (and a release by NBC and such permitted assignee, if applicable, of all liability of Granite therefor) and (y) the balance (I.E., such Fair Market Value net of such assumed obligations) payable in cash, LESS NBC's reasonable transaction costs to the extent permitted under the terms and conditions of Granite's preferred stock outstanding as of the date of this Agreement (such purchase price being the "KNTV PURCHASE PRICE" and such right described in this subsection (B) being the "KNTV CALL RIGHT"). Within 30 days after the end of the Initial Grace Period, NBC shall notify Granite in writing (with a copy to the Collateral Agent) whether it intends to exercise the KNTV Call Right (the "CALL EXERCISE NOTICE"); PROVIDED, HOWEVER, that NBC may revoke any exercise of the KNTV Call Right as set forth in the Call Exercise Notice, by written notice to Granite (with a copy to the Collateral Agent) delivered within five days after the date on which the final determination of Fair Market Value as set forth in the next succeeding paragraph is delivered in writing to NBC and Granite.

      To establish the "FAIR MARKET VALUE" of the KNTV Assets, NBC and Granite shall first negotiate in good faith for 10 days commencing on the date of receipt by Granite of the Call Exercise Notice (which period may be extended by mutual agreement of NBC, Granite and the Collateral Agent) to reach mutual agreement as to such valuation. If NBC and Granite reach an agreement as to valuation in such period, the provisions of Section 3.3 of the Intercreditor Agreement shall apply. If NBC and Granite are unable to mutually agree upon a valuation in such time period, then Fair Market Value shall be determined by an independent third party appraiser mutually appointed by NBC and Granite. In the event NBC and Granite are unable to mutually agree upon an appraiser within 10 days, then each of NBC and Granite shall choose one nationally recognized investment bank to perform such valuation, and each such investment bank shall perform such valuation within 20 days following the appointment of both investment banks. In the event the higher of the two values determined by the investment banks is equal to or less than 110% of the lower value, then the average of the two valuations shall be deemed the Fair Market Value of the KNTV Assets. If the higher value is greater than 110% of the lower value, then the two investment banks shall promptly appoint a third nationally recognized investment bank (which shall not have access to the results of the first two banks' determinations) to determine the Fair Market Value, and the average of the two closest determinations (of the three investment banks) shall be the Fair Market Value of the KNTV Assets. Appraisals pursuant to this Section 4(d) shall be conducted without giving effect to KNTV(TV)'s affiliation with NBC (i.e., as an independent, non-network affiliated station) and with NBC and Granite sharing equally the costs and expenses of such appraisal.

      The KNTV Call Right shall terminate (i) in the event that (x) NBC shall state in the Call Exercise Notice that it does not intend to exercise the KNTV Call Right, (y) NBC shall fail to deliver the Call Exercise Notice within the 30-day period following the Initial Grace Period after an event of default under this Section 4(d)(i), or (z) NBC shall revoke an exercise of the KNTV Call Right in accordance with the last sentence of the second preceding paragraph, and (ii) in the event that the parties fail to consummate the acquisition of the KNTV Assets by the earlier to occur of
      (x) 180 days after the determination of the KNTV Purchase Price with respect to the KNTV Assets, or (y) 10 days after the date on which the FCC enters a final order approving the transfer of the Station license (except, in the case of this clause (ii), if such failure is as a result of a default by Granite or other failure by Granite to cooperate in consummating such acquisition). In the event of a failure to consummate the acquisition of the KNTV Assets pursuant to clause (ii) of the preceding sentence (other than as a result of a breach by NBC of the definitive purchase agreement with respect to such acquisition), NBC shall be entitled to Liquidated Damages in accordance with Section 22(b)(ii)(y) below. Granite and NBC agree (i) to arrange a meeting among Granite, NBC and representatives designated by GSCP, whether by telephone conference or, if reasonably practicable, in person, not later than 5 days after the determination of the KNTV Purchase Price, to discuss the status of the negotiations between Granite and NBC for the acquisition of the KNTV Assets pursuant to the KNTV Call Right, and (ii) to make their representatives available thereafter, until such time as the acquisition of the KNTV Assets has been consummated, to discuss, by telephone from time to time (upon reasonable notice and during normal business hours), the status of such negotiations with representatives designated by GSCP. Any acquisition of the KNTV Assets by NBC pursuant to the KNTV Call Right shall be free and clear of any and all Liens on and security interests in the stock and assets of KNTV except for any Liens expressly agreed to be assumed by NBC upon the closing of such acquisition, and it shall be a condition to closing of such acquisition that all secured creditors holding any Lien on the KNTV Assets shall, upon the payment by NBC of the KNTV Purchase Price, as provided in this Agreement, execute and furnish to NBC for filing full and complete releases of all such Liens on the KNTV Assets. "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, deposit arrangement, encumbrance, lien, or preference priority or other security agreement or other preferential arrangement whatsoever, including, without limitation, any right of setoff, any conditional sale or other title retention agreement, the interest of a lessor under a lease or any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor. The KNTV Call Right may not be assigned by NBC to any entity that is not directly or indirectly wholly-owned by the ultimate parent entity of NBC.

      Each of Granite and the KNTV Entities (defined below) agrees to take any action upon the exercise by NBC (or its permitted assignee) of the KNTV Call Right or of its rights pursuant to Section 20 hereof which NBC (or such permitted assignee) may reasonably request in order to obtain and enjoy the full rights and benefits granted to NBC hereunder and thereunder, and under each other agreement, instrument and document delivered to NBC in connection herewith, including specifically, at Granite's own cost and expense, the use of Granite's and each KNTV Entity's best efforts to assist in obtaining the approval of the FCC for any action or transaction contemplated by this Agreement which is then required by law, and specifically, without limitation, upon request to prepare, sign and file with the FCC the assignor's or transferor's and licensee's portions of any application or applications for consent to assignment of license, construction permit or other authorization or transfer of control necessary or appropriate under the FCC's rules and regulations. Each of Granite and the KNTV Entities further consents to the assignment or transfer of control of any FCC license, construction permit, or other authorization with respect to the KNTV Assets to NBC (or its permitted assignee) in connection with the consummation of the purchase of the KNTV Assets as provided herein.

            (ii) In addition to its rights and remedies set forth in subparagraph 4(d)(i) above, NBC may at its option terminate this Agreement in the event (A) that KNTV(TV) or KNTV License, Inc. or any subsidiary of either thereof (each, a "KNTV ENTITY") pursuant to or within the meaning of any bankruptcy law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due; or (B) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against a KNTV Entity in an involuntary case, (ii) appoints a custodian of any KNTV Entity or for all or substantially all of the property of any KNTV Entity, or (iii) orders the liquidation of any KNTV Entity, and the order or decree remains unstayed and in effect for 60 days (either (A) or (B), a "BANKRUPTCY EVENT"). Upon termination of this Agreement pursuant to this subparagraph 4(d)(ii), NBC shall reimburse Granite a pro rata portion of the Affiliation Payment made in the year of termination, which amount shall be calculated by multiplying the Affiliation Payment made in the year of termination by a fraction, the numerator of which is the number of days remaining in the calendar year of termination after the date of termination and the denominator of which is 365; PROVIDED, that, if the year of termination is 2005, the Affiliation Payment shall be deemed to be $39,660,000.

      (e) LIEN ON KBWB. Granite shall cause NBC to receive a valid, perfected first priority security interest (the "KBWB LIEN") on all of the capital stock and assets of Pacific FM Incorporated and KOFY-TV License, Inc., whether now owned or hereafter acquired (other than leases of office space not material to the operation of KBWB), and including, without limitation, the broadcast license of KBWB to the extent permitted by applicable law (collectively, the "KBWB ASSETS"). Such security interest shall secure payment of Liquidated Damages (other than for any Unpaid Installment (defined below)) payable under this Agreement up to an amount equal to $34,160,000, plus the amount of all fees, costs and expenses incurred by NBC in enforcing its rights with respect to such security interest. Granite shall cause GSCP, for itself and on behalf of all parties to the Senior Secured Credit Agreement, to enter into the Intercreditor Agreement. Granite represents and warrants to Parent that Pacific FM Incorporated and KOFY-TV License, Inc. have good and marketable title to all of the KBWB Assets and no other person or entity owns any interest in any of the KBWB Assets, other than liens granted pursuant to or permitted under the Senior Secured Credit Agreement. The only asset of KOFY-TV License, Inc. is the license to operate television station KBWB granted pursuant to the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated thereunder.

For so long as the Intercreditor Agreement remains in effect, the enforcement of remedies by NBC under the KBWB Lien shall be subject to a 270-day standstill period on the terms and conditions set forth in the Intercreditor Agreement as in effect on the date of effectiveness of this Agreement. The security interest of NBC shall remain in full force and effect until the first to occur of: (a) the payment in full of all Liquidated Damages (other than for any Unpaid Installment) payable to NBC under this Agreement in the event of a default under such Section 4(a), up to an amount equal to $34,160,000 plus the amount of all fees, costs and expenses incurred by NBC in enforcing its rights with respect to such security interest, (b) the consummation of the acquisition of the KNTV Assets pursuant to the KNTV Call Right, (c) the termination of this Agreement pursuant to Section 20 or 21 and (d) the payment in full by Granite of the 2005 Affiliation Payment. NBC agrees to permit the substitution of alternative collateral of equal or greater value than the KBWB Assets, as determined by NBC, in replacement of the KBWB Assets, including, without limitation, the delivery of a bond or letter of credit in favor of NBC in an amount equal to $34,160,000, and otherwise in accordance with the provisions of Section 8(b) of the Intercreditor Agreement; PROVIDED, HOWEVER, that Granite shall cause NBC to receive a valid, perfected first priority security interest in any such substituted collateral, and to execute all documents and instruments necessary or advisable to give effect thereto, all in a form reasonably satisfactory to NBC and its counsel; and PROVIDED FURTHER, that any such substitution shall be subject to the delivery to NBC of a written opinion of counsel to Granite, reasonably satisfactory to NBC and its counsel, to the effect that the lien provided by such substituted collateral (if applicable) is a valid and perfected security interest in such substituted collateral. Any money distributed to NBC pursuant to Section 8 of the Intercreditor Agreement shall be credited to an account in the name of NBC unless Granite shall establish an account in the name of Granite and in the reasonable judgment of NBC such account shall be under the "control" of NBC (within the meaning of the Uniform Commercial Code of the State of New York, as amended), in which case the money shall be credited to such account in the name of Granite under NBC's control.

      Granite, Parent and NBC agree to execute and deliver, and Granite agrees to cause the KBWB Entities to execute and deliver, the Security Documents, in a form mutually satisfactory to the parties thereto. Granite shall furnish to Parent legal opinions in form and substance satisfactory to Parent as to Parent's security interest under the Security Documents.

      5. DISTRIBUTION CONTRIBUTION AGREEMENT. Granite shall enter into a Distribution Contribution Agreement in the form attached as Exhibit A hereto.

      6. INVENTORY MANAGEMENT PLAN. Station shall fully participate in the "Inventory Management Plan" as endorsed by NBC Television Affiliates (a/k/a the NBC Affiliate Board) on May 19, 1998 (the "INVENTORY MANAGEMENT PLAN"), and in any additional or substitute inventory management plans approved in the future by a majority of the NBC affiliated television stations.

      7. LOCAL COMMERCIAL ANNOUNCEMENTS. From time to time and at least once each calendar quarter, NBC shall provide Station with notice setting forth the amount and placement of availabilities for Station's respective local commercial announcements in and adjacent to regularly scheduled NBC Programming.

      8. CONDITIONS OF STATION'S BROADCAST. Station's broadcast of NBC Programming shall be subject to the following terms and conditions:

      (a) Station shall not make any deletions from, or additions or modifications to, any NBC Program or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC's prior written authorization. Station may, however, delete announcements promoting any NBC Program which is not to be broadcast by Station, provided that (i) such deletion shall be permitted only in the event and to the extent that Station substitutes for any such deleted promotional announcements other announcements promoting NBC Programs to be broadcast by Station, and (ii) Station shall run an announcement (which may be by voice-over or crawl) within the program broadcast at the scheduled time of the preempted NBC program identifying(x) the preempted NBC Program and its next scheduled broadcast time and date, and (y) in the event NBC has licensed the broadcast rights to the preempted NBC Program to another distribution outlet located in Station's DMA, such other distribution outlet and its scheduled broadcast time and date of the program. Station shall broadcast each NBC Program from the commencement of network origination until the commencement of the next program.

      (b) For purposes of identification of Station with the NBC Programs, and until written notice to the contrary is given by NBC, Station may superimpose on certain Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station's call letters, community of license or home market, channel number, and the NBC logo. No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

      9. LOCAL NEWS. Station agrees, during the term of this Agreement, to broadcast local news programs of at least thirty (30) minutes in length as lead-ins to each of "The Today Show" (or replacement programming), "NBC Nightly News" (or replacement programming) and NBC's Late Night Programming; provided, that Station may preempt any of such local news programming on Saturday or Sunday to the extent that such programming would directly conflict with Station's broadcast of weekend NBC Sports Programming.

      10. STATION REPORTS. Station shall submit to NBC in writing upon forms provided by NBC or via e-mail or via APT, as NBC may designate, such reports as NBC may request covering the broadcast by Station of NBC Programming.

      11. FORCE MAJEURE. Neither Station nor NBC shall incur any liability hereunder because of NBC's failure to deliver, or the failure of Station to broadcast, any or all NBC Programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast. Without limiting the generality of the foregoing, NBC's failure to deliver a program due to cancellation of that program for any reason shall be deemed to be for causes beyond NBC's reasonable control.

      12. INDEMNIFICATION. NBC shall indemnify, defend and hold Station, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of the use by Station, in accordance with this Agreement, of any NBC Program or other material as furnished by NBC hereunder, provided that Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that Station cooperates fully with NBC in the defense or settlement of such claim or litigation. Similarly, Station shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to (x) material added to or deleted from any program by Station, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC's direction and (y) any programming or other material broadcast by Station and not provided by NBC hereunder.

      These indemnities shall not apply to litigation expenses, including attorneys' fees, which the indemnified party elects to incur on its own behalf. Except as otherwise provided herein, neither Station, on the one hand, nor NBC, on the other hand, shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party's reasonable control.

      13. PROGRAM DEVELOPMENT COSTS. Throughout the term of this Agreement, upon request from NBC, Granite and/or Station shall participate with NBC to contribute financially, pro-rata on a station-by-station basis, based upon DMA percentage, to future NBC efforts to secure as part of NBC Programming major sports and entertainment programming opportunities (including, for example and without limitation, rights to broadcast National Football League games and entertainment programs such as "ER").

      14. COOPERATION.

      (a) Throughout the term of this Agreement and where commercially and legally feasible as reasonably determined by NBC, NBC will offer Granite the right to participate in: (x) NBC syndicated programming acquisitions and (y) NBC "preferred-relationship" technology and equipment transactions, in each case at terms comparable to those applicable to NBC's owned and operated television stations (the "NBC O&O'S"). NBC will use reasonable efforts to provide Granite with the material terms of each such participation at least five business days prior to requiring Granite to elect whether to participate.

      (b) Throughout the term of this Agreement, NBC shall use good faith efforts to cooperate with Granite in notifying Granite of, and when commercially feasible in NBC's reasonable discretion, offering Granite participation in, new NBC undertakings of over-the-air broadcast ventures within Station's communities of license (whether or not involving the transmission of television programs, but excluding any existing ventures (including, without limitation, ventures with Paxson Communications and/or PaxTV) and excluding any acquisition of an ownership interest in any broadcast television station).

      15. REGIONAL NEWS. In the event that during the term of this Agreement NBC holds or acquires a controlling (as defined in Section 20(d)) interest in a regional or local cable news service within the San Francisco DMA, NBC will offer Granite the right to participate in such cable news service as a provider of local news content (through KNTV(TV)), an equity participant, or in such other manner as NBC and Granite may mutually agree. NBC will use reasonable efforts to provide Granite with the material terms of such participation at least 30 days prior to requiring Granite to elect whether to participate.

      16. CHANGE IN OPERATIONS. Station represents and warrants that it holds a valid license granted by the FCC to operate Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station. In the event that at any time (a) Station's transmitter location, power, or frequency is changed so as to effect a material reduction in coverage by the Station, (b) Station's programming format or hours of operation are materially changed, (c) Station ceases to produce and broadcast local news, or (d) the number of hours of local news which Station broadcasts materially decreases, in each case so that Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC may terminate this Agreement with respect to Station upon thirty (30) days prior written notice to such Station. With regard to Section 16(d), a reduction in the total number of local news hours broadcast by Station will not be "material" if the decrease is a direct result of Station's clearance of NBC Programming during the Programmed Time Periods as contemplated by this Agreement.

      17. DTV CONVERSION. Station acknowledges that upon commencement of operation of Station's digital television signal ("DTV CHANNEL"), Station will, to the same extent as this Agreement provides for carriage of NBC Programming on its analog channel, carry on such DTV Channel the digital feed of such NBC Programming as and in the technical format provided by NBC consistent with the ATSC standards and all "Program-Related Material" (as defined below); provided, such Program-Related Material is formatted to be contained within the 6 MHz channel assigned by the FCC to Station for digital broadcasting. It is expressly understood that this Agreement applies only to the primary network feed in digital format of the programming provided by NBC to its affiliated stations for the purpose of analog broadcasting (the "PRIMARY NETWORK FEED"), together with Program-Related Material, and that Station will in no event be required to carry additional digital network programming (i.e., "multiplexed" programming). Consistent with and subject to the foregoing, Station shall have the right to use any available remaining portion of their respective digital capacity for the purpose of transmitting local programs or any other material for any business purpose; provided, however, that in the event that NBC proposes that Station carry network multiplexed programming or ancillary data which is not Program-Related Material, Station agrees to negotiate in good faith with NBC regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried.

      As used in this Section, "PROGRAM-RELATED MATERIAL" shall mean (i) closed-captioning information, (ii) program identification codes, (iii) program ratings information, (iv) alternative language feeds related to the programming,
(v) Nielsen data, (vi) programming, data and other enhancements which are related to the programming and network advertisements provided in the Primary Network Feed and which are intended to be viewed in conjunction with such programming and advertisements, (vii) such other material as has been agreed by the Affiliate Majority (calculated by excluding the affiliated television stations owned and operated by NBC), (viii) such other material as may be provided by NBC that is necessary for the delivery or distribution of the NBC Television Network programs in digital format, (ix) information and material directly associated with specific network commercial advertisements contained in the network programs, and (x) information and material designed to promote network programming; provided, that in no case shall such promotional and informational material supersede or substantially interfere with the Primary Network Feed then being transmitted for viewing by the audience. To the extent that Station is not transmitting a DTV Channel as of May 1, 2002 and Station is not then able to demonstrate to NBC that Station is exercising commercially reasonable efforts to transmit a DTV Channel, NBC shall be permitted to offer the Primary Network Feed, together with any Program-Related Material or other material provided by NBC for digital transmission, to any licensee transmitting a DTV Channel in Station's DMA notwithstanding any other provision of this Agreement.

      18. UNAUTHORIZED COPYING AND TRANSMISSION; RETRANSMISSION CONSENT.

      (a) Station shall not authorize, cause, or permit, without NBC's consent, any NBC Program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein. Notwithstanding the foregoing, Station shall not be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor ("MVPD"), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the DMA in which Station is located, or (b) was actually carrying Station's signal as of April 1, 1993, or (c) with respect to cable systems, serving an area in which Station is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that any such exercise pursuant to FCC Rules with respect to NBC Programs shall not be deemed to constitute a license by NBC. NBC reserves the right to restrict such signal carriage with respect to NBC Programming in the event of a change in applicable law, rule or regulation.

      (b) In consideration of the grant by NBC to Station of the Non-Duplication Amendments, Station hereby agrees as follows:

            (i) Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in
      Section 18(b)(ii) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the DMA to which Station is assigned, unless Station's signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is "significantly viewed" (as determined by the FCC) as of April 1, 1993.

            (ii) Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station's own DMA.

      (c) If Station violates any of the provisions set forth in this Section 18, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement with respect to the violating Station by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

      19. "BRANDING" PLAN/PROMOTION/STATION SWITCH.

      (a) NBC agrees to work with Station to "brand" Station as an "NBC Station" in Station's market through cooperative efforts in areas such as on-air promotion, unified graphic design, use of the NBC peacock logo and NBC identification. Station agrees to be branded as an "NBC Station" and to participate in the foregoing branding promotion plan during the term hereof so as to cause Station to be identified, in the perception of television viewers, as an "NBC Station" similar to such viewers' perception of the NBC O&O's as "NBC Stations." NBC, on the one hand, and Station, on the other hand, agree to consult with each other, promptly after execution hereof, with respect to implementation of such branding undertaking.

      (b) Station shall dedicate annually for on-air promotion of NBC Programming not less than (x) 16,500 Gross Rating Points ("GRP'S") or (y) 25% of the total GRP's for all fixed promotional announcements broadcast by Station, whichever is greater. The NBC Advertising and Promotion department may consult with Station to develop Station's allocation of the committed GRP's based on promotional needs of both Station and NBC.

      (c) Station shall continue to participate in the year-round swap program.

      (d) NBC, Granite and KNTV(TV) each acknowledge that KNTV(TV)'s affiliation with NBC and related station switch will require significant cooperation among such parties both before and after the KNTV(TV) Effective Date in order to acclimate the San Francisco DMA viewing audience to KNTV(TV)'s new affiliation with NBC and to mitigate the effect of the station switch. Accordingly, Granite and KNTV(TV) agree to work diligently and in good faith with NBC (in particular, with NBC News and with NBC's promotion divisions) both before and after the KNTV(TV) Effective Date to implement programming and other initiatives as NBC may propose in respect of KNTV(TV).

      20. ASSIGNMENT.

      (a) If any application is made to the FCC pertaining to an assignment or a transfer of control of Station's license, or any interest therein or in Granite, Granite shall immediately notify NBC in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the FCC Rules ("SHORT-FORM TRANSACTIONS"), promptly following Granite's notice to NBC, Granite shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans and such other information as NBC may request of the proposed assignee or transferee. Within thirty (30) days of such meeting, except as to Short-Form Transactions, NBC shall either (x) consent to the proposed assignment or transfer of control, in which event the assignee or transferee shall enter into an assignment and assumption agreement with respect to the rights, duties and obligations of Granite set forth in this Agreement, in form and substance satisfactory to NBC or (y) terminate this Agreement. In the event that NBC terminates this Agreement pursuant to the preceding sentence, upon such termination Granite shall not be liable for Liquidated Damages and NBC shall pay Granite the Unearned Affiliation Payment (as defined in paragraph 20(b) below); provided, that such termination shall not trigger NBC's obligation to pay Granite $14,500,000 as provided in
Section 21 below. Any purported assignment or transfer by Granite or Station that does not comply with the foregoing shall be null and void and not enforceable against NBC.

      (b) Notwithstanding any other provision of this Section 20 to the contrary, Granite shall provide NBC with at least 60 days prior written notice (the "OFFER NOTICE") of any (i) proposed sale, lease, assignment, change of control, disposition, or transfer, or (ii) any other reorganization or recapitalization involving a change of control; in either case, directly or indirectly, in part or in whole (any of the foregoing, a "PROPOSED Transaction"), of KNTV(TV), KNTV License, Inc., any other entity that owns a material portion of the assets of or any FCC license of KNTV(TV), and/or any of the respective securities or related assets of any of the foregoing, including, without limitation, a change of control of Granite. The Offer Notice shall include the material terms of the Proposed Transaction including without limitation the name of the proposed transferee, a description of the assets and/or securities to be transferred, the consideration to be paid therefor (the "OFFER PRICE"), and all other material terms and conditions.

      Unless the KNTV Call Right has been terminated pursuant to Section 4(d)(i) above (including, for the avoidance of doubt, termination as a result of NBC's failure to exercise the KNTV Call Right within the 30-day period following the Initial Grace Period after an event of default under Section 4(d)(i)), NBC shall have the option to acquire the KNTV Assets on the same material terms as the material terms of the Proposed Transaction, exercisable upon written notice to Granite given within 60 days from NBC's receipt of the Offer Notice, such notice to indicate either that (x) NBC may elect to exercise its option, in which event NBC shall have an additional 30-day period in which to give Granite definitive notice of its election, or (y) NBC elects not to exercise its option. In the case of a change of control of Granite, the consideration to be paid by NBC for the KNTV Assets shall be determined based on the Fair Market Value of the KNTV Assets.

      In the event that NBC elects not to exercise its option, then for a period of 90 days from the earlier of (i) the expiration of the offer to NBC and (ii) Granite's receipt of written notice from NBC stating that NBC does not intend to exercise its option, Granite shall be free to enter into a binding obligation to sell the proposed assets or securities to a third party at a price equal to or greater than the Offer Price and on terms no more favorable to such third party than those set forth in the Offer Notice; provided, that any such transaction shall be subject to NBC's consent and termination rights as set forth in paragraph (a) of this Section 20.

      In the event that NBC acquires the KNTV Assets pursuant to this provision, this Agreement shall terminate, Granite shall not be liable for Liquidated Damages and NBC shall pay to Granite the Unearned Affiliation Payment. "UNEARNED AFFILIATION PAYMENT" means (a) if such termination occurs on or after January 1, 2002 but prior to January 1, 2011, the product determined by multiplying the Affiliation Payment made in the year of termination of this Agreement (which Affiliation Payment for the year 2005 shall be deemed to be $36,000,000 for purposes of calculating the Unearned Affiliation Payment only) by a fraction (the "Fraction") the numerator of which is the number of calendar days remaining in the calendar year of termination after the date of termination and the denominator of which is 365, PLUS, if such termination occurs after payment of the 2005 Affiliation Payment by Granite, $30.5 million; and (b) if such termination occurs prior to January 1, 2002 and Granite has prepaid the January 1, 2002 Affiliation Payment pursuant to Section 4(a) above, the amount so prepaid by Granite plus interest thereon from the date of such payment by Granite to the date of repayment by NBC of the Unearned Affiliation Payment at a rate of 12.0% per annum and (c) if such termination occurs on or after January 1, 2011, $30,500,000 multiplied by the Fraction.

      (c) Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of Granite under Sections 14 and 15 of this Agreement may not be assigned or transferred.

      (d) For purposes of Section 15 and this Section 20, (i) "control" shall mean having the power to direct the affairs of an entity by reason of any of the following: (x) having the power to elect or appoint, directly or indirectly, a majority of the governing body of such entity, (y) owning or controlling the right to vote a majority of the voting interest of such entity or (z) otherwise owning or controlling a majority interest in such entity, and (ii) "transfer" shall include, without limitation, any direct or indirect change in the control of KNTV(TV), KNTV License, Inc. or Granite. NBC acknowledges that W. Don Cornwell owns fifty-five percent (55%) of the voting stock of Granite and that the transfer for estate, tax or similar planning purposes by Mr. Cornwell of his voting stock to (i) his estate, (ii) his immediate family members, or (iii) trusts or other entities which are 100% beneficially owned by Mr. Cornwell, his estate or his immediate family members, shall not constitute a "change of control".

      21. SPECIAL TERMINATION RIGHT. If during the term of this Agreement NBC elects to acquire an attributable interest (determined under FCC rules and regulations) in another distribution outlet within the San Francisco DMA (a "NEW OUTLET"), NBC shall give Granite at least 90 days prior notice thereof. Contingent upon the closing of such acquisition, NBC shall have the right to terminate this Agreement with respect to KNTV(TV) and grant an NBC affiliation to the New Outlet. In the event of such a termination and grant, effective upon the commencement of the New Outlet's NBC affiliation, NBC shall pay Granite (x) $14,500,000 and (y) any Unearned Affiliation Payment. Upon its receipt of such amount, Granite shall be relieved of its remaining obligations hereunder with respect to KNTV(TV) and under Section 4(a) hereof, provided that Granite shall have paid NBC all amounts past due and all amounts accrued but not yet otherwise payable pursuant to Section 4(b) or (c). NBC's termination rights under this
Section 21 shall not be triggered by NBC's acquisition, directly or indirectly, of an attributable interest in broadcast television station presently known as KKPX-TV (San Jose, California).

      22. DAMAGES.

      (a) LIMITATION. Upon the consummation of the acquisition by NBC (or its permitted assignee) of the KNTV Assets pursuant to the KNTV Call Right (including the assumption by NBC (or its permitted assignee) of the obligations of Granite under the applicable Liquidated Damages provisions of subsection (b) below and release of all liability of Granite therefor), such acquisition shall be NBC's exclusive remedy for breach by Granite or its Subsidiaries of Section 4(a) of this Agreement. NBC agrees that, in the event of a breach by

Granite or its Subsidiaries of this Agreement, NBC shall not be entitled to accelerate any remaining Affiliation Payments, or otherwise collect such Affiliation Payments from Granite or any KNTV Entity indirectly under a theory of damages for such breach measured by the loss of such Affiliation Payments, except as provided in subsection (b) below.

      (b) LIQUIDATED DAMAGES. As liquidated damages and not a penalty, in the event of termination of this Agreement by NBC or the consummation of the acquisition by NBC (or its permitted assignee) of the KNTV Assets pursuant to the KNTV Call Right as a result of a breach of Section 4(a) of this Agreement by Granite or any KNTV Entity, NBC shall be entitled to the following liquidated damages in the following circumstances (the "LIQUIDATED DAMAGES"):

            (i) If such termination or exercise of the KNTV Call Right (which exercise results in the consummation of the acquisition by NBC (or its permitted assignee) of the KNTV Assets) occurs after payment in full of the 2005 Affiliation Payment, an amount equal to the unpaid Section 4(a) Affiliation Payment due in the year of such termination or exercise (the "UNPAID INSTALLMENT");

            (ii) If such termination or exercise of the KNTV Call Right occurs prior to payment in full of the 2005 Affiliation Payment, and:

                  (x) NBC exercises and consummates the KNTV Call Right (A) an amount equal to $34,160,000 if such exercise occurs as a result of a default in the payment of the 2003 Affiliation Payment, and (B) an amount equal to $34,160,000 plus the Unpaid Installment if such exercise occurs as a result of a default in the payment of the 2004 Affiliation Payment; or

                  (y) NBC does not consummate the KNTV Call Right, an amount equal to (A) $34,160,000 (being the amount secured by the KBWB Lien) plus (B) the Unpaid Installment, with interest thereon at an annual rate of 20% from the date which is 30 days after the date on which such Unpaid Installment was due (being unsecured); PROVIDED, that, if such termination occurs prior to June 30, 2004, NBC shall not be entitled to receive such Unpaid Installment until the first to occur of a Bankruptcy Event and June 30, 2004.

      23. NOTICES/APT. Notices hereunder shall be in writing and shall be given
(a) by personal delivery or overnight courier service: addressed to Granite at the addresses set forth on the first page of this Agreement; to Station at the address set forth on Schedule I; to NBC at the address set forth on the first page of this Agreement, Attention: Senior Vice President, Affiliate Relations; and to the Collateral Agent at the address for notices set forth in the Intercreditor Agreement; or at such other address or addresses as may be specified in writing by the party to whom the notice is given or (b) if such notice relates to the scheduling, substitution, withdrawal, preemption or other aspect of programming hereunder, by posting to APT or by such other means as NBC may specify to Station from time to time. Notices shall be deemed given when personally delivered and on the next business day following dispatch by overnight courier service. NBC and Station agree to monitor APT on at least a daily basis and to update APT as promptly as practicable and in any event so as to comply with the notice periods provided herein.

      24. ENTIRE AGREEMENT/AMENDMENTS. The foregoing, together with the Security Documents, constitutes the entire agreement among Granite, Station and NBC with respect to the affiliation of Station with NBC, all prior understandings being merged herein and therein, and except for the Inventory Management Plan. This Agreement may not be changed, amended, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto.

      25. CONFIDENTIALITY. The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law.

      26. APPLICABLE LAW. The obligations of Station and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein (without regard to principles of conflicts of laws).

      27. MISCELLANEOUS. If any provision of this Agreement or the application of such provision to any circumstance is held invalid, the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid, will not be affected thereby. A waiver by Granite, Station or NBC of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

      If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.


                                          Very truly yours,

                                          NBC TELEVISION NETWORK


                                          By: /s/ Randel A. Falco
                                             ---------------------------------


AGREED:

GRANITE BROADCASTING CORPORATION


By: /s/ Lawrence I. Wills
    --------------------------------


KNTV(TV):

      KNTV LICENSE, INC.
         Licensee


      By: /s/ Lawrence I. Wills
          --------------------------


      KNTV, INC.


      By: /s/ Lawrence I. Wills
          --------------------------

                                   SCHEDULE I

                                     PARTIES


      KNTV(TV):               KNTV, Inc.
                              KNTV License, Inc.
                              c/o KNTV
                              645 Park Avenue
                              San Jose, California 95110

                                    EXHIBIT A

                                     FORM OF

                       DISTRIBUTION CONTRIBUTION AGREEMENT


      This agreement (the "AGREEMENT") between the NBC Television Network ("NBC") and Granite Broadcasting Corporation ("GRANITE"), is dated as of February 3, 2001.

      WHEREAS, NBC and Granite have entered into an Affiliation Agreement, dated as of the date hereof (the "AFFILIATION AGREEMENT"), with respect to the affiliation with NBC of KNTV(TV) (San Jose, California) (the "STATION");

      WHEREAS, in connection with Station's affiliation with NBC, Station will broadcast programming provided by NBC;

      WHEREAS, NBC provides such programming to Station via various means at substantial cost and expense to NBC (as more fully described below, the "NBC DISTRIBUTION COSTS");

      WHEREAS, pursuant to the Affiliation Agreement, Granite, on behalf of the Station, agreed to assume the obligations set forth in this Agreement in order to pay a portion of the NBC Distribution Costs;

      NOW THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto agree as follows:

      1. NBC DISTRIBUTION COSTS. The NBC Distribution Costs consist of the operational, facilities and technical costs, including upgrades, related to processing and distributing Network programs, promotions, advertisements, news feeds and other programming and services to the NBC affiliated television stations.

      2. DISTRIBUTION CONTRIBUTION.

            a) Granite hereby agrees to pay NBC its pro rata share (calculated based on the Station's aggregate Nielsen DMA percentages) of the NBC Distribution Costs (the "GRANITE PAYMENT") annually throughout the term of this Agreement. The Granite Payment shall be made by wire transfer or such other means as NBC may approve, in two equal bi-annual installments payable each January 15 and June 15.

            b) Granite hereby acknowledges that from year to year the NBC Distribution Costs may increase, and that accordingly the Granite Payment shall increase, in accordance with increases demonstrated in the annual review of NBC Distribution Costs customarily commissioned by the NBC Affiliate Board. In the event that for any given year during the term the Granite Payment exceeds the actual NBC Distribution Costs, then NBC shall apply the excess to the NBC Strategic Technical Development Fund (a/k/a the Overcollection Fund (the "FUND")).

      3. THE FUND. Granite hereby agrees to pay its pro rata share (calculated based on the Station's aggregate Nielsen DMA percentages) of $18,000,000 (which payment shall be deducted from the Fund) out of a total of $54,000,000 of capital costs relating to the "Genesis" digital broadcast facilities development project, on the schedule presented to the NBC Affiliate Board and attached hereto as Exhibit A.

      4. TERM. This Agreement shall commence as of January 1, 2002 and shall remain in full force and effect, with respect to Granite and Station, for as long as the Affiliation Agreement (including any renewal thereof) remains in effect. Notwithstanding the foregoing, this Agreement shall terminate with respect to Station in the event that Station ceases to be affiliated with NBC.

      5. BINDING AGREEMENT. This Agreement shall be binding upon NBC and Granite and Station upon execution hereof by each of NBC and Granite.

      6. MISCELLANEOUS. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written, relating thereto. No waiver or amendment of any provision of this Agreement shall be effective unless in writing and signed by both parties. The terms of this Agreement shall apply to parties hereto and any of their successors or assigns; provided, however, that this Agreement may not be transferred or assigned by Granite without the prior written consent of NBC. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Notices given pursuant to this Agreement shall be deemed given upon dispatch if given via nationally recognized overnight courier or confirmed facsimile, to the address of the respective party as set forth in the Affiliation Agreement.

      7. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

      IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.


NBC TELEVISION NETWORK


By:
   ---------------------------------
   Name:
   Title:



GRANITE BROADCASTING CORPORATION


By:
   ---------------------------------
   Name:
   Title:

                                    EXHIBIT B

                                    EXHIBIT C

                                     FORM OF
                             INTERCREDITOR AGREEMENT